Exhibit 99.1

Jon D. Walton Announces Retirement from ATI

PITTSBURGH--(BUSINESS WIRE)--March 7, 2011--Allegheny Technologies Incorporated (NYSE: ATI) announced today that Jon D. Walton, Executive Vice President, Human Resources, Chief Legal and Compliance Officer, and Corporate Secretary, has announced his decision to retire effective May 1, 2011.

As part of ATI’s succession planning process, last August, the Company had named Elliot S. Davis as Vice President, General Counsel of the Company. As a further continuation of that process and transition of responsibilities, ATI also today announced that effective immediately Mary Beth Moore, 42, has been named Vice President, Human Resources, and Lauren S. McAndrews, 46, has been named Vice President Labor Relations and Assistant General Counsel of the Company. Both Ms. Moore and Ms. McAndrews will report to Mr. Walton until his retirement. Following his retirement, Mr. Walton has agreed to provide advisory services to ATI for three years to further assure a smooth executive management transition.

In discussing his decision to retire, Mr. Walton said, “I passed a 25-year milestone last week in service to ATI and believe it is now time to give others a chance to serve this great company in leadership roles. Both Mary Beth Moore and Lauren McAndrews are seasoned veterans of the Company who have earned that right. They each have the skills and understanding of the nature of their new positions to do an excellent job. I’m grateful to have had the opportunity of working with an outstanding group of people over the years at ATI and look forward to exciting new challenges in the future.”

In commenting on Mr. Walton’s retirement, Pat Hassey, Chairman and CEO of ATI, who announced on February 28, 2011 his plan to retire, said, “Jon Walton has been a key member of the executive leadership of ATI. As a trusted counselor and advisor to me, his broad-based experience and knowledge of ATI have been invaluable in transitioning ATI into a leading specialty metals company and a globally strong competitor. He has been instrumental in the development of people for ATI, and in the succession planning process that insures the selection of ATI’s leaders of the future. Jon and I both feel that we are leaving the Company in great hands for continued success and growth.”

Mary Beth Moore has been with ATI for over 20 years. Since August 2010, Ms. Moore has been serving as Senior Director of Human Resources. She had previously served as Director of Corporate and Human Resources Services. Ms. Moore has also served in wide-ranging capacities relating to human resources, law, board, corporate secretary, administrative and shareholder services. Ms. Moore is a graduate of Robert Morris University with a Bachelor of Science degree in Business Administration. She also has received certification from the Society for Human Resources as a Senior Human Resources Professional and is an active member of the Pittsburgh Human Resources Association. Ms. Moore has also been a member of the Society of Corporate Secretaries and Governance Professionals and has served as Past Vice President of the Pittsburgh Chapter.

Lauren S. McAndrews has been with ATI since 1997, most recently serving as Assistant General Counsel- Human Resources, Energy and Environmental. Prior to joining ATI she had been with K&L Gates in both their Harrisburg and Pittsburgh offices. Ms. McAndrews is a graduate of the University of Pittsburgh School of Law and has been a member of the Pennsylvania Bar since 1986. Before attending law school, she received a Bachelor of Arts degree in Sociology and Criminology from Ohio University. Ms. McAndrews is the current Chair of ATI’s Greenhouse Gas Committee and also serves as ATI’s United Way Employee Campaign Manager. In her new role, Ms. McAndrews will serve as the chief labor negotiator of ATI and will continue serving in various legal capacities with the Company.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.0 billion during 2010. ATI has approximately 9,200 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004